Filed Pursuant to Rule 433

Registration Nos. 333-152361

Relating to Preliminary Prospectus Supplement

Dated February 7, 2011

FINAL TERM SHEET

U.S. $400,000,000 8.00% Amortizing Notes due 2019

February 14, 2011

Issuer:	Government of Jamaica

Format:	SEC Registered (333-152361) and Regulation S

Currency:	U.S. Dollars

Principal Amount:	U.S. $400,000,000

Reopening:	The securities are a further issuance of the Issuer’s US$350,000,000 8.00% Amortizing Notes due 2019 originally issued on June 24, 2008 (the “Original Securities”) and will be consolidated to form a single series with the Original Securities for a total aggregate principal amount of US$750,000,000.

Final Maturity:	June 24, 2019

Principal Payment Dates:	Principal payments will be made in three equal annual installments on June 24, 2017, June 24, 2018 and June 24, 2019.

Optional Redemption:	None

Coupon Rate:	8.00%

Interest Basis:	Payable semi-annually in arrears

Day Count:	30/360

Interest Payment Dates:	June 24 and December 24, commencing on June 24, 2011

Issue Price:	100.256% , not including accrued interest

Accrued Interest:	US$5,155,555.56, or US$12.89 per note, from December 24, 2010 to, but not including, the Settlement Date

Net Proceeds:	US$405,739,555.56, after underwriting discount, plus accrued interest from December 24, 2010 to the Settlement Date

Benchmark Treasury:	UST 3 7/8% due May 15, 2018

Benchmark Treasury Spot and Yield:	105-12 1/4, 3.041%

Spread to Benchmark Treasury:	UST + 490.9bps

Yield:	7.95%

Pricing Date:	February 14, 2011

Settlement Date:	February 22, 2011 (T+5)

Clearing:	DTC, Euroclear, & Clearstream

Governing Law:	State of New York

Listing:	Luxembourg Euro MTF

Denominations:	U.S. $100,000 and integral multiples of U.S. $1,000 in excess thereof

Minimum Purchase Amount:	The securities will be offered and sold only in minimum purchase amounts of US$150,000.

Joint Lead Managers and Joint Bookrunners:	BNP Paribas Securities Corp. US$190,000,000 Deutsche Bank Securities Inc. US$190,000,000

Co-Managers:	Citigroup Global Markets Inc. US$10,000,000 Scotia Capital (USA) Inc. US$10,000,000

Security Identifiers:	The securities will have the same security identifiers as the Original Securities. CUSIP: 470160AW2 ISIN: US470160AW29 Common Code: 037254304

U.S. Federal Income Tax Considerations:	For a description of certain United States tax aspects of the Securities, see the discussion in the final prospectus under “Taxation—United States Federal Income Taxation Considerations”. Please note the following additional taxation considerations applicable to this offering: (1) With respect to the discussion under “Taxation—United States Federal Income Taxation Considerations—Backup Withholding and Information Reporting,” please note that under recently enacted legislation, beginning in 2012, corporations will no longer be automatically exempt from information reporting and backup withholding. (2) Any unpaid interest on the notes that accrues prior to a note holder’s acquisition of the notes in this offering may not be required to be included in the taxable income of that holder. Holders should consult their tax advisers concerning the U.S. federal income tax treatment of such interest.

Preliminary Prospectus Supplement:	http://www.sec.gov/Archives/edgar/data/53078/000119312511025665/d424b5.htm

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer or the Joint Lead Managers will arrange to send you the prospectus if you request it by calling BNP PARIBAS SECURITIES CORP. toll free at 1-800-854-5674 or DEUTSCHE BANK SECURITIES INC. toll free at 1-800-503-4611.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.